Expense Limitation Agreement

To:    Denali Structured Return Strategy Fund
3550 Lenox Road NE
Suite 2550
Atlanta, GA 30326

May 28, 2025

Dear Board Members:

You have engaged us to act as the investment adviser ("Adviser") to Denali Structured Return Strategy Fund (the "Fund"), pursuant to an Investment Advisory Agreement dated January 22, 2024.

Effective as of the date hereof, we agree, at least until July 31, 2026 to waive our management fees and to pay or absorb the ordinary operating expenses (including organizational and offering costs but excluding interest, dividends, amortization/accretion and interest on securities sold short, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) of the Fund to the extent that our management fees plus the Fund's ordinary operating expenses exceed 1.99% per annum of the Fund's average daily net assets.

Any waiver or payment of ordinary operating expenses by us is subject to repayment by the Fund within three years from the date we waived advisory fees or paid ordinary operating expenses, if the Fund is able to make the repayment without exceeding any expense limitation in place at the time of repayment and the expense limitation of 1.99% recited herein. Repayment must also be approved by the Board of Trustees.

This Agreement will automatically terminate, with respect to the Fund if the Investment Advisory Agreement for the Fund is terminated. Additionally, the obligation to waive advisory fees or pay ordinary operating expenses of the Fund may be terminated by the Fund's Board of Trustees, on written notice to us. However, the right to repayment will survive if the Investment Advisory Agreement is terminated as a result of a change in control of the Adviser and the Adviser continues to serve the Fund pursuant to a new investment advisory agreement.

*** signature section follows ***

Yours very truly,

LIQUID STRATEGIES, LLC

By:	/s/ G. Bradley Ball
Name:	G. Bradley Ball
Title:	Managing Member

Acceptance:

Denali Structured Return Strategy Fund

By:	/s/ Adam C. Stewart
Name:	Adam C. Stewart
Title:	President